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                                                                     EXHIBIT 2.6

                     AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of May 28, 1997, by and among NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"), MARK L. PHILLIPS ("Mark"), JERRY L. MILLER ("Jerry") and JAMES A. MILLER ("James") (Mark, Jerry and James being sometimes referred to herein collectively as the "Stockholders"), with reference to the following facts:

          A. The Stockholders own beneficially and of record 100% of the outstanding capital stock (the "Target Shares") of SUPREME CONTRACTORS, INC., a Louisiana corporation ("Contractors"), and SUPREME CONTRACTORS INTERNATIONAL, INC., a Delaware corporation ("International") (each a "Company," and, together, the "Companies"). Each reference to "the Companies" means either or both of them or, with respect to negative statements, neither nor both of them.

          B. The Companies are engaged together in providing construction and site preparation services to the oil and gas industry in the Gulf Coast region.

          C. The parties intend that this Agreement shall constitute a plan of reorganization (the "Plan") of the type described in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan comprises the acquisition by Newpark of the Target Shares (including the goodwill of the Companies associated therewith) from Stockholders solely in exchange for 122,222 (subject to adjustment as provided herein) newly issued shares of voting Common Stock of Newpark (the "Newpark Shares"). Such transaction is sometimes referred to herein as the "Exchange."

          D. Newpark and the Stockholders believe that it is in their best interests to adopt the Plan and consummate the Exchange.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.  Plan of Reorganization.

              1.1  Adoption of Plan.  Newpark and the
Stockholders hereby adopt the plan of reorganization herein set forth.

              1.2 Exchange of Shares. Subject to the provisions of this Agreement, on the "Closing Date" (as defined in Section 10) the Stockholders hereby agree to deliver to Newpark one or more certificates representing all of the Target Shares, duly endorsed for transfer to Newpark or accompanied by separate stock powers so endorsed, and Newpark will issue and deliver certificates representing the Newpark Shares to the Stockholders, in proportion to their ownership of the Target Shares. No fractional Newpark Shares will be issued; if fractional shares otherwise would issue, the Stockholders shall instruct Newpark at least five business days before the Closing Date as to the rounding of such shares.
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          1.3  Legend on Newpark Shares.  Certificates representing the Newpark
Shares initially will bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          1.4 Adjustment Based on Closing Value. If the "Closing Value" (as defined in Section 18) is between $40.50 and $49.50, no adjustment will be made in the number of Newpark Shares. If the Closing Value falls outside that range, the number of Newpark Shares will be adjusted as follows: If the Closing Value is less than $40.50, the number of Newpark Shares to be issued will be determined by dividing $4,950,000 (90% of $5,500,000) by the Closing Value. If, for example, the Closing Value is $40.00, the number of Newpark Shares will be 123,750 ($4,950,000 divided by $40.00). If the Closing Value is greater than $49.50, the number of Newpark Shares to be issued will be determined by dividing $6,050,000 (110% of $5,500,000) by the Closing Value. If, for example, the Closing Value is $50.00, the number of Newpark Shares will be 121,000 ($6,050,000 divided by $50.00). In no event will the number of Newpark Shares be less than 107,222 or greater than 137,222.

          1.5 Capital Changes. If Newpark shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, as of a record date between the date hereof and the Closing Date, the number of Newpark Shares to be issued at the Closing Date shall be adjusted to such extent as may be necessary to prevent dilution or enlargement of the rights of the Stockholders. Such adjustments shall be made by the regular independent certified public accountants for Newpark and a written report thereof, showing the adjustment and the underlying calculations, shall be sent to each party hereto.

          1.6 368(a)(1)(B) Reorganization. Between the date hereof and the Closing Date, neither Newpark nor the Stockholders or any of their "Affiliates" (as defined in Section 18) shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Exchange as a reorganization within the meaning of Section 368(a)(1)(B) of the Code; (b) enter into any contract, agreement, commitment or arrangement with any such effect; or (c) cause or permit the Companies to take any such action or fail to take any such action. Following the Closing Date, Newpark shall use its best efforts to conduct the business of the Companies and shall cause the Companies to use their best efforts to conduct their business in a manner that would not jeopardize the characterization of the Exchange as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

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     2.   Ancillary Agreements.

          2.1 Noncompetition Agreements. On the Closing Date, as a necessary incident of the Exchange, Newpark and the Stockholders will execute and deliver noncompetition agreements substantially as set forth in Exhibit 2.1 attached to this Agreement (the "Noncompetition Agreements").

          2.2 Registration Rights Agreement. On the Closing Date, Newpark will execute and deliver an agreement substantially as set forth in Exhibit 2.2 attached to this Agreement (the "Registration Rights Agreement") with each of the Stockholders.

     3.   Representations and Warranties of the Stockholders.

          A. Except as otherwise specifically set forth in a letter ("the Disclosure Letter") delivered by the Stockholders to Newpark prior to the execution hereof, the Stockholders hereby jointly and severally warrant and represent the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Exchange and issue the Newpark Shares):

          3.1  Organization and Good Standing of the Companies.

               3.1.1 Each Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where the character or location of the assets owned by such Company or the nature of the business transacted by such Company require such qualification, except where failure to be so qualified would not have a "Material Adverse Effect" (as defined in Section 18). The Disclosure Letter includes, for each Company, a list of the jurisdictions in which it is qualified to do business.

               3.1.2 The Stockholders have furnished to Newpark complete and correct copies of each Company's Certificate of Incorporation or Articles of Incorporation and Bylaws as in effect on the date hereof.

               3.1.3 The Stockholders have heretofore made available to Newpark for its examination copies of the minute books, stock certificate books and corporate seal of each Company. The minute books of each Company are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of such Company. The stock certificate books of each Company reflect all issu ances, transfers and cancellations of capital stock of such Company.

          3.2  Capitalization.

               3.2.1 The authorized capital stock of Contractors consists of 10,000 shares of common stock, $1.00 par value per share, of which 600 shares of common stock are issued and

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outstanding as of the date hereof. The authorized capital stock of International consists of 1,000 shares of common stock, without par value, of which 60 shares of common stock are issued and outstanding as of the date hereof. All such issued and outstanding shares are validly issued, fully paid and nonassessable. The Disclosure Letter includes the names, addresses and social security numbers of, and the number of the Target Shares owned by, each of the Stockholders.

               3.2.2 There are no options, warrants, subscriptions or other rights outstanding for the purchase of, or any securities convertible into, capital stock of the Companies. Except as set forth in the Disclosure Letter, no shares of the Companies are held as treasury stock.

          3.3 Equity Interests. The Companies do not have a material equity interest in any other "Person" (as defined in Section 18).

          3.4 No Violation. The execution, delivery and performance of this Agreement by the Stockholders are not contrary to the Articles of Incorporation, Certificate of Incorporation or By-Laws of the Companies and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other material contract or agreement to which the Companies, the Stockholders or any of them are a party or by which any of them are bound.

          3.5 Financial Statements. The balance sheets of each Company as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, accompanied by the reports and opinions of Delhomme & Associates, independent certified public accountants, and the unaudited consolidated balance sheet of each Company as of March 31, 1997, and the related statements of income, stockholders' equity and cash flows for the three month period ended on said date, certified by the principal financial officer of each Company, subject to year-end audit adjustments, copies of which have heretofore been delivered to Newpark (collectively the "Company Financial Statements"), were prepared in accordance with the books and records of such Company in accordance with generally accepted accounting principles (except for the absence of footnotes from the March 31, 1997, financial statements) consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position, results of operations and cash flows of each Company for and as of the end of each of such periods.

          3.6 Properties. The Companies have and on the Closing Date will have good title to the assets and properties shown in the Companies' Financial Statements or acquired since the date of the latest balance sheet included therein, except as since sold or otherwise disposed of in the ordinary course of business. At the Closing, such title will be free and clear of all liens, charges, security interests, encumbrances, leases, covenants, conditions and restrictions other than "Permitted Liens" (as defined in Section 18). The plants, structures, leasehold improvements, machinery, equipment, furniture and other tangible assets owned or leased by the Companies are in good operating condition and repair, subject only to ordinary wear and tear, taking into account the respective ages of the assets involved, and constitute all the fixed tangible assets

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necessary for the operation of the business of the Companies in accordance with their current methods of operation in all material respects.

          3.7  Contracts.

               3.7.1 The Disclosure Letter includes a listing with respect to each Company of all oral or written (a) contracts, commitments, sales orders or purchase orders, whether or not entered into in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by such Company of an amount or value in excess of $100,000; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (c) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (d) leases, contracts or commitments affecting ownership of, title to, use of or any material interest in real estate; (e) employment contracts and other contracts, agreements, or commitments to or with individual employees, consultants or agents extending for a period of more than six months from the date hereof or providing for earlier termination only upon payment of a penalty or the equivalent thereof; (f) equipment leases providing (in any one lease or group of related leases) for payments in excess of $25,000 per year; (g) contracts under which the performance of any obligation of such Company is guaranteed by a Stockholder or other third party, including performance bonding arrangements;
(h) contracts or commitments providing for payments based in any manner upon the revenues, purchases or profits of such Company; (i) bank credit, factoring and loan agreements, indentures, promissory notes and other documents representing indebtedness in excess of $25,000 for borrowed money; (j) patent licensing agreements and all other agreements with respect to patents, patent applications, trademarks, service marks, trade names, technical assistance, special processes, know-how, copyright or other like items; and (k) other contracts and agreements to which such Company is a party and which have not been fully performed, involving consideration having a value in excess of $100,000 and a remaining period for performance in excess of nine months (all such items being collectively referred to herein as "Material Contracts"). The Stockholders have furnished to Newpark true and complete copies of all such Material Contracts.

               3.7.2 All Material Contracts are valid and binding obligations of the contracting Company listed in the Disclosure Letter and, to the "best of the knowledge" (as defined in Section 18) of the Stockholders, the other parties thereto in accordance with their respective terms, subject to the "Bankruptcy Exception" (as defined in Section 18); there have been no amendments to or modifications to any Material Contract (except as set forth in the copies furnished to Newpark); no event has occurred which is, or, following any grace period or required notice, would become, a material default by such Company under the terms of any Material Contract; except to the extent specifically reserved against on the latest balance sheet included in the Companies' Financial Statements, neither of the Companies is a party to any Material Contract on which the Stockholders anticipate expenses materially in excess of revenues or which is otherwise onerous or materially adverse; and the Companies have not expressly waived any material rights under any Material Contract.

          3.8 Outstanding Indebtedness. The Disclosure Letter includes a true and com plete schedule of all notes payable and other indebtedness in excess of $25,000 for borrowed

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money owed by the Companies, including a description of the material terms thereof and a description of all properties or assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security therefor.

          3.9 Absence of Undisclosed Liabilities. Except for liabilities and obligations reflected on the latest balance sheet included in the Companies' Financial Statements or arising in the ordinary course of business since the date of such balance sheet, none of which latter items, individually or in the aggregate, have a Materially Adverse Effect: (a) the Companies do not have, and none of their properties are subject to, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and (b) to the best of the knowledge of the Stockholders, the Companies do not have, and none of their properties are subject to, any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles. The Companies are not in default with respect to any material term or condition of any indebtedness.

          3.10 No Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Companies) pending or, to the knowledge of the Stockholders, threatened against or affecting the Companies, at law or in equity or before or by any "Government Body" (as defined in Section
18) or before any arbitrator of any kind. To the best of the knowledge of the Stockholders, the Companies are not in default with respect to any judgment, order, writ, injunction, decree or award of any Government Body.

          3.11 Environmental Matters.

               3.11.1 Neither the Companies nor, to the best of the knowledge of the Stockholders, any previous owner, lessee, tenant, occupant or user of any real property owned or leased on or prior to the date hereof by the Companies (such real property and any and all buildings and other improvements thereon being herein referred to as the "Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any "Hazardous Materials" (as defined in Section 18) on, under, in or about the Property, or transported any Hazardous Materials to or from the Property in violation of any "Hazardous Materials Laws" (as defined in Section 18) in a manner or to an extent that resulted or is reasonably likely to result in a Material Adverse Effect. Except as set forth in the Disclosure Letter, to the best of the knowledge of the Stockholders, no underground tanks or underground deposits or Hazardous Materials the existence of which would have a Material Adverse Effect existed on, under, in or about any Property previously owned or leased by the Companies on or prior to the date that fee or leasehold title to such Property was transferred to a third party by the Companies. Except as set forth in the Disclosure Letter, to the best of the knowledge of the Stockholders, no underground tanks or underground deposits or Hazardous Materials the existence of which would have a Material Adverse Effect exist on, under, in or about any Property that is currently owned or leased by the Companies.

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               3.11.2 While any Property was owned or leased by the Companies, they did not violate to an extent that would have a Material Adverse Effect any applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such Property (including without limitation the Hazardous Materials Laws).

               3.11.3 As of the date hereof, to the best of the knowledge of the Stockholders, there are no (1) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws against the Companies or any Property presently owned or leased by the Companies, (2) claims made or threatened by any Person or Government Body relating to the Property against the Companies or any Property presently owned or leased by the Companies or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials or (3) any occurrence or condition known to the Stockholders on any Property that is currently owned or leased by the Companies that can reasonably be expected to subject the Companies or such Property to any material restrictions on occupancy, transferability or use of any Property under any Hazardous Materials Laws. The Disclosure Letter includes a list of all complaints, notices of violation and claims relating to Hazardous Materials Laws which, to the knowledge of the Stockholders, have been received by or asserted against the Companies.

          3.12 Taxes.

               3.12.1 The Companies have filed all income, franchise and other "Tax Returns" (as defined in Section 18) required to be filed by it by the date hereof. All "Taxes" (as defined in Section 18) imposed by the United States, the State of Louisiana and by any other state, municipality, subdivision, or other taxing authority, which are due and payable by the Companies have been paid in full or are adequately provided for by reserves reflected on the latest balance sheet included in the Companies' Financial Statements. International is an S Corporation under Subchapter S of the Code for federal income Tax purposes and has maintained its status as an S corporation continuously since inception. The Stockholders have paid all income Taxes required to be paid by them with respect to all items of income, net of all deductions, allocable to them for federal income tax purposes by reason of International's status as an S Corporation, for each taxable year ended on or before December 31, 1996.

               3.12.2 All contributions due from the Companies pursuant to any unemployment insurance or workers compensation laws and all sales or use Taxes which are due or payable by the Companies have been paid in full and will be so paid through the Closing Date. The Companies have withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of their employees under state law and the applicable provisions of the Code, and the Companies will continue to do so with respect to all wages paid by them through the Closing Date.

               3.12.3 The Stockholders have furnished to Newpark true and complete copies of the federal income Tax Returns and comparable state Tax Returns of the Companies covering the years ended December 31, 1993, December 31, 1994 and December 31, 1995, constituting complete and accurate representations in all material respects of the Tax liabilities

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of the Companies for the relevant periods stated therein and accurately setting forth all relevant material items, including the Tax bases of all assets, where required to be set forth in such Tax Returns.

          3.13 Permits and Licenses. The Companies have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date hereof, and the Companies are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to their business, except where failure to have any such license, franchise, permit or authorization or failure to comply with any such laws, rules, regulations and orders would not have a Material Adverse Effect. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the termination or suspension of any license, franchise, permit or governmental authorization or violate any provision of or constitute a default under any law, rule or regulation, order, writ, injunction or decree of any Government Body applicable to the Stockholders or the Companies, where such violation or default would have a Material Adverse Effect.

          3.14 No Labor Problems. The Companies have not been charged with any unresolved unfair labor practices. There are no material controversies pending or threatened between the Companies and any of their employees. The Companies have complied in all material respects with all laws relating to wages, hours, collective bargaining and similar employment matters the noncompliance with which would have a Material Adverse Effect, and the Companies have paid all social security and similar Taxes that are due and payable and are not liable for any arrears or wages or any Taxes or material penalties for failure to comply with any of the foregoing.

          3.15 Employee Benefit Plans.

               3.15.1 Definition of Benefit Plans. For purposes of this Section 3.15, the term "Benefit Plan" means any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees or former employees of the Companies or any "ERISA Affiliate" (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

               (a) Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other compensation plan, rabbi trust, program, contract, arrangement or practice;

               (b) ERISA Plans - any "employee benefit plan" (as defined in
Section 3(3) of ERISA), including, but not limited to, any "multi-employer plan" (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

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               (c) Other Employee Fringe Benefits - any stock purchase,
vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

          3.15.2 ERISA Affiliate. For purposes of this Section 3.15, the term "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Companies are treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

          3.15.3 Identification of Benefit Plans. Except as set forth in the Disclosure Letter and except for Benefit Plans which have been terminated and with respect to which neither the Companies nor any ERISA Affiliate has any liability or obligation, the Companies do not maintain, and have not at any time established or maintained, nor have at any time been obligated to make contributions to or under or otherwise participate in any Benefit Plan.

          3.15.4 MEPPA Liability/Post-Retirement Medical Benefits/ Defined Benefit Plans/Supplemental Retirement Plans. Except as set forth in the Disclosure Letter, neither the Companies nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under any multi-employer plan. Except as set forth in the Disclosure Letter, neither the Companies nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under (i) any plan which provides post-retirement medical or health benefits, (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of Section 415 of the Code.

          3.15.5 Documentation. The Stockholders have made available to Newpark a true and complete copy of the following documents, if applicable, with respect to each Benefit Plan identified in the Disclosure Letter: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of the Benefit Plan, or if there are no such documents evidencing the Benefit Plan, a full description of the Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting of related plan assets with respect to each Benefit Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Benefit Plan which is intended to satisfy the requirements of Section 401(a) or Section 501 of the Code or which is dependent on such letter, ruling or opinion to avoid current federal come tax to the beneficiaries of such Benefit Plan, and in (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to such Benefit Plans.

          3.15.6 Qualified Status. Each Benefit Plan that is funded through a trust or insurance contract and is intended to satisfy the requirements of
Section 401(a) of the Code, has at all times satisfied in all material respects, by its terms and to the best knowledge of the Stockholders in its operation, all applicable requirements under Section 401(a) and related sections of the Code, and any such trust has been and, at the Closing Date, shall be exempt from federal income taxation under Section 501(a) of the Code. All such plans have been operated to the best

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knowledge of the Stockholders in all material respects in accordance with the applicable requirements of the Tax Reform Act of 1986 and subsequent applicable legislation.

          3.15.7 Compliance. Each Benefit Plan maintained by the Companies or any ERISA Affiliate has at all times been maintained, to the best knowledge of the Stockholders, by its terms and in operation, in accordance with all applicable laws in all material respects, including ERISA and (to the extent applicable) Code Section 4980B. Further, there has been no failure to comply with applicable ERISA or other requirements concerning the filing of reports, documents and notices with the Secretary of Labor and Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject any Benefit Plan, the Companies or any ERISA Affiliate to any material civil or any criminal sanction or could require any such Person to indemnify any other Person for such a sanction. There are no claims known to the Stockholders which are pending or threatened against any Benefit Plan except claims for benefits made in the ordinary course of the operation of such plans.

          3.15.8 Funding. The Companies and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and applicable law or required to be paid as expenses under such Benefit Plan including, but not limited to, PBGC premiums and amounts required to be contributed under Section 412 of the Code, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Benefit Plan. With respect to any Benefit Plan that is subject to Title IV of ERISA, (i) the present value of all accrued benefits under such Benefit Plan does not exceed the value of the assets of such Benefit Plan allocated to such accrued benefits, (ii) no amount is due or owing from the Companies or any ERISA Affiliate to the PBGC or to any multi-employer plan on account of any withdrawal therefrom, (iii) no such Benefit Plan has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of such Section 412, (iv) since September 2, 1974, no such Benefit Plan has been completely or partially terminated, nor has any notice of intent to terminate been filed or given, other than in accordance with ERISA or at a time when such Benefit Plan was not sufficiently funded, (v) there has been no "reportable event" as such term is defined in Section 4043(b) of ERISA, (vi) there has been no withdrawal by the Companies or any ERISA Affiliate that is a "substantial employer" from a Benefit Plan that is a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, and (vii) there has been no cessation by the Companies or any ERISA Affiliate of operations at a facility causing more than 20% of a Benefit Plan's participants to be separated from employment, as referred to in Section 4062(f) of ERISA. There are no liens against the property of the Companies or any ERISA Affiliate under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. The Companies' Financial Statements properly reflect all amounts required to be accrued as liabilities under each Benefit Plan. To the best knowledge of the Stockholders, the most recent actuarial valuations of the Companies' Benefit Plans were based on accurate facts and information, and the Stockholders have no reason to believe that the conclusions set forth in such valuations are incorrect.

          3.15.9 Liabilities. Neither the Companies nor any ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any Person whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Companies nor any ERISA Affiliate has any knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty, including but not limited to a penalty under Section 502 of ERISA, as a result of a breach of and duty under ERISA or any other applicable law. Other than routine claims for benefits under the Benefit Plans, there are no pending or threatened investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Benefit Plans, or the fiduciaries, administrators, or trustees of any of the Benefit Plans, or the Companies or any ERISA Affiliate as the employer or sponsor under any Benefit Plan, with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in or beneficiary of the Benefit Plans or any other Person whatsoever. The Stockholders know of no reasonable basis for any such claim, lawsuit, dispute, action or controversy. Except as set forth in the Disclosure Letter, the execution and performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under any Benefit Plan, including any obligation to make any payment which would not be deductible as an "excess parachute payment" under Section 280G of the Code.

          3.16 Insurance. The Stockholders have furnished to Newpark a complete list of all insurance policies that the Companies maintain, indicating risks insured against, carrier, policy number, amount of coverage, premiums and expiration date.

          3.17 Tax-Free Reorganization. None of the Stockholders plans or intends to sell, exchange or otherwise dispose of a number of the Newpark Shares that would reduce the Stockholders' ownership of Newpark Shares to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Target Shares as of the same date.

          3.18 Interest in Competitors, Suppliers, etc. Except as set forth in the Disclosure Letter, none of the Stockholders and no officer or director of the Companies or any "Family Member" (as defined in Section 18) of any such Person owns, directly or indirectly, individually or collectively, any interest in any corporation, partnership, proprietorship, firm or association which (a) is a competitor, customer or supplier of the Companies, or (b) has an existing contractual relationship with the Companies, including but not limited to lessors of real or personal property leased to the Companies and entities against whom rights or options are exercisable by the Companies. On the Closing Date the Companies will own, free and clear and without payment of any royalty or fee, all interests in the assets, profits or business of the Companies that are held by any Affiliate of the Companies, including the Stockholders and their Family Members.

          3.19 Indebtedness with Insiders. Except as set forth in the Disclosure Letter, and except for accrued salaries for one payroll period, vacation pay and business expense reimbursements, the Companies are not, and, on the Closing Date, will not be, indebted to any of the stockholders, directors or officers of the Companies or any Affiliate of any such Person. None of such Persons is or will be on the Closing Date indebted to the Companies.

          3.20 Consents. No authorizations, approvals or consents of any Government Body are required for consummation of the transactions contemplated by this Agreement or the subsequent operation of the business of the Company.

          3.21 Patents, Trademarks and Other Intangibles. The Disclosure Letter includes a list of all material patents, patent applications, trade names, trademark registrations and applications therefor, copyrights, licenses, franchises and other assets of like kind ("Intangible Assets") and all interests in Intangible Assets which are owned in whole or in part by or registered in the name of the Companies. The Companies own or have the right to use all Intangible Assets now used in the conduct of their business. Such Intangible Assets include all of the proprietary products and formulations developed by each Company or used by it in its business. The Companies are not obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets. The Stockholders have no knowledge of any claim received by the Companies alleging any conflict between any aspect of the business of the Companies and any Intangible Assets claimed to be owned by others which, if determined adversely to the Companies, would have a Material Adverse Effect. Neither the Stockholders nor any other officer or director of the Companies, and no Person that is an Affiliate of any such Person, has any interest in any Intangibles Assets which are presently used by the Companies or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by the Companies.

          3.22 Purchases and Sales. Since December 31, 1996, the Companies have not placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices and have not entered into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

          3.23 Brokerage and Finder's Fees. Neither the Companies nor the Stockholders (or any Affiliate of the Stockholders) has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions for which the Companies could be liable with respect to the transactions contemplated by this Agreement.

          3.24 Absence of Certain Changes. Since December 31, 1996, except for matters of a general economic nature which do not affect the Companies uniquely, the Companies have not:

               3.24.1  suffered any Material Adverse Effect;

               3.24.2 borrowed or agreed to borrow any funds in excess of $25,000 in a single transaction or $100,000 in the aggregate, except borrowings under their bank lines of credit in the ordinary course of business, or incurred or become subject to any obligation or liability (absolute or contingent) in excess of $25,000 in a single transaction or $100,000 in the aggregate, except obligations and liabilities incurred in the ordinary course of business;

                3.24.3 mortgaged, pledged, hypothecated or otherwise encumbered any of their properties or assets except for Permitted Liens;

                3.24.4 made or agreed to make any distribution of any funds or assets of any kind whatsoever to any past or present stockholder of the Companies or any Affiliate of any such Person, whether by way of dividend, redemption or purchase of capital stock, or any other type of distribution on or with respect to their capital stock, whether or not similar to the foregoing, except as described in Section 4.5;

               3.24.5 made any payment of principal or interest on any indebtedness owed to any past or present stockholder of the Companies or any Affiliate of any such Person;

               3.24.6 sold or agreed to sell any of their assets, properties or rights having an aggregate value in excess or $100,000 or canceled or agreed to cancel any debts or claims exceeding $100,000 in the aggregate, except for fair value in the ordinary course of business;

               3.24.7 entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase a material part of its assets, properties or rights;

               3.24.8 increased the rate of compensation of or paid or accrued bonuses to or for any of their officers, employees, consultants or agents, except for normal merit or cost of living increases;

               3.24.9 suffered any damage, destruction or loss in excess of an aggregate of $100,000, whether or not covered by insurance, adversely affecting any of their properties;

               3.24.10 assigned or agreed to assign any of their Intangible Assets having a value in excess of $100,000;

               3.24.11 suffered any adverse amendment or termination of any Material Contract (or any contract that would have been a Material Contract if not amended or terminated) to which the Companies are a party;

               3.24.12 paid any commissions or similar fees to brokers or finders for arranging the transactions contemplated by this Agreement or any similar proposed transaction with any other party; or

               3.24.13 entered into any other material transaction other than in the ordinary course of business.

          3.25 No Material Misstatements or Omissions. No representation or warranty by the Stockholders in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to Newpark pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements or facts therein, in the light of the circumstances under which they were made, not misleading.

          B. Except as otherwise set forth in the Disclosure Letter, each Stockholder represents and warrants with respect to himself, severally but not jointly, the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Exchange and issue the Newpark Shares):

          3.26 Investment Representations. Either such Stockholder is an "accredited investor", as that term is defined in Rule 501 of the "Rules and Regulations" (as defined in Section 18) or such Stockholder, either alone or with such Stockholder's qualified "purchaser representative" (as defined in Rule 501 of the Rules and Regulations), has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in the Newpark Shares. Such Stockholder is acquiring his Newpark Shares in the Exchange for investment and not with a view to the sale thereof other than in compliance with the requirements of the "Securities Act" (as defined in Section 18) and applicable Blue Sky laws. At the request of Newpark, each Stockholder will furnish to Newpark evidence reasonably satisfactory to Newpark that the foregoing representations are true.

          3.27 Enforceability. This Agreement has been duly and validly executed by such Stockholder, and this Agreement constitutes a legal, valid, and binding obligation of such Stockholder, enforceable against him in accordance with its terms, subject to the Bankruptcy Exception. Such Stockholder has the requisite power to enter into this Agreement and perform his obligations hereunder (including without limitation to sell and deliver his Target Shares), and no other Person's joinder as a party hereto is necessary therefor pursuant to any community property laws or otherwise, and there is no restriction on the power of the Stockholder to sell and deliver his Target Shares pursuant to any trust, estate planning or other similar document or any prenuptial or post-nuptial agreement or arrangement.

          3.28 No Litigation. There are no actions pending or, to the knowledge of the Stockholders, threatened in any court or arbitration forum or by or before any Government Body involving the Companies or such Stockholder relating to or affecting any of the transactions contemplated by this Agreement.

          3.29 Title to Shares. Each Stockholder is the holder of record and owns beneficially that number of Target Shares set forth opposite his name in the Disclosure Letter. At the Closing, each Stockholder will own the Target Shares set forth in the Disclosure Letter free and clear of all liens, security interests, encumbrances and restrictions, other than restrictions contemplated by this Agreement. Except as set forth in the Disclosure Letter, no Stockholder is a party to any voting trust, proxy or other agreement with respect to the voting of any of such Target Shares.

     4.   Additional Obligations and Covenants of the Stockholders.

          Except as otherwise provided in the Disclosure Letter, the Stockholders hereby jointly and severally covenant and agree with Newpark as follows (the fulfillment of each such covenant and agreement is a condition precedent to Newpark's obligations to consummate the Exchange and issue the Newpark Shares):

          4.1 Conduct of Business. Between the date hereof and the Closing Date, the Stockholders will and will cause the Companies to comply with the following:

               4.1.1 The business of the Companies shall be conducted diligently and only in the ordinary course, and the Stockholders will use reasonable efforts to preserve the organization of the Companies intact, to keep available to the Companies their present key employees and to maintain the Companies' relationships with their suppliers, customers and others. The Companies will not, without Newpark's prior written approval, increase the rate of compensation payable or to become payable to any of their officers, employees, consultants or agents over the rate being paid to them at the date hereof, except for normal merit or cost of living increases to employees other than officers of the Companies.

               4.1.2 Without Newpark's prior written approval, no amendment will be made to any Benefit Plan, no commitment will be made to amend any Benefit Plan and no commitment will be made to continue any Benefit Plan or to adopt any new compensatory plan, fund or program for the benefit of any employees of the Companies or any ERISA Affiliate.

               4.1.3 The Companies will not, without Newpark's prior written approval, enter into any Material Contract other than in the ordinary course of business or enter into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

               4.1.4 The Companies will not, without Newpark's prior written approval, sell or dispose of any of their material properties or assets except for sales at fair value in the ordinary course of business.

               4.1.5 The Companies will not, without Newpark's prior written approval, acquire or enter into any agreement to acquire, by merger, consolidation, purchase of stock or assets or otherwise, any business or entity.

               4.1.6 The Companies will use reasonable diligence to maintain their properties in their condition as of the date of this Agreement, ordinary wear and tear excepted.

               4.1.7 The Companies will continue to carry their existing insurance policies subject only to variations in amounts required by the ordinary operations of their business. At the request of Newpark and at its sole expense, the amount and scope of said insurance shall be increased by such amounts and extended to provide coverage against such risks as Newpark shall specify.

          4.2 Access and Information. Subject to the execution by Newpark of a confidentiality agreement in form and substance reasonably satisfactory to the Stockholders, the Stockholders will afford to Newpark and Newpark's counsel, accountants and other representatives reasonable access, throughout the period from the date hereof to the Closing Date, to all of the Companies' properties, books, contracts, commitments, and records and shall furnish Newpark during such period with all information that Newpark reasonably may request, including copies and/or extracts of pertinent records, documents and contracts. The Stockholders will furnish to Newpark copies of the Companies' state and federal income Tax Returns for the year ended December 31, 1996, as soon they are available; the representations and warranties contained in Paragraph 3.12.3 above will apply to such Tax Returns.

          4.3 Efforts to Satisfy Conditions. The Stockholders agree to use reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to Newpark's obligations under this Agreement, to the extent that their action or inaction can control or influence the satisfaction of such conditions. Without limiting the generality of the foregoing the Stockholders will and will cause the Companies to refrain from all negotiations and transactions, the con summation of which would be inconsistent with the transactions contemplated by this Agreement, including, without limitation, any transaction providing for the sale of any capital stock of the Companies, any merger or other business combination involving the Companies, the acquisition of a substantial equity interest in the Companies by a third party or the sale of a substantial portion of the assets of the Companies.

          4.4 Corporate Matters. Between the date hereof and the Closing Date, the Stockholders will cause the Companies not to, without Newpark's prior written approval: (a) amend their Articles of Incorporation, Certificate of Incorporation or Bylaws; (b) issue any shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of their capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; or (d) enter into any agreement requiring them to do any of the foregoing prohibited acts.

          4.5 No Distributions to Stockholders. Between the date hereof and the Closing Date, the Stockholders will cause the Companies not to, without Newpark's prior written approval: (a) declare, set aside or pay any dividend or make any distribution in respect of their capital stock, except that International may make a distribution (the "Distribution") to the Stockholders on or before the Closing Date, payable after the Closing Date, in an amount equal to 39.6% of each Stockholders' prorata share of the net profits of the International from January 1, 1997 through April 30, 1997 (the "Short Period Income Taxes"); (b) directly or indirectly purchase, redeem or otherwise acquire any shares of their capital stock for consideration; (c) pay or distribute any cash or property to any Stockholder as a loan or in payment of principal of or interest on any indebtedness to any Stockholder; or (d) enter into any agreement requiring it to do any of the foregoing prohibited acts.

          4.6 Capital Expenditures. Between the date hereof and the Closing Date, the Stockholders will cause the Companies not to, without Newpark's prior written approval, make any commitment for capital expenditures in excess of an aggregate of $100,000.

          4.7 Indebtedness. Between the date hereof and the Closing Date, the Stockholders will cause the Companies not to, without Newpark's prior written approval: (a) create, incur or assume any long-term debt (including capital leases that individually involve annual payments in excess of $100,000) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money in excess of $25,000 in a single transaction or $100,000 in the aggregate; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except in the ordinary course of business and consistent with past practice); (c) make any loans or advances to any Person except in the ordinary course of business and consistent with past practice; or (d) make any capital contributions to, or investments in, any Person except in the ordinary course of business and consistent with past practice.

     5.   Representations and Warranties of Newpark.

          Newpark hereby represents and warrants the following (the truth and accuracy of each of which shall constitute a condition precedent to the Stockholders' obligations to consummate the Exchange):

          5.1  Organization and Good Standing.

               5.1.1 Newpark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newpark has corporate power and authority to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it or both require qualification and failure to be so qualified would have a Material Adverse Effect.

               5.1.2 Newpark has furnished to the Stockholders complete and correct copies of Newpark's Certificate of Incorporation and Bylaws as in effect on the date hereof.

          5.2 Capital Stock. The authorized capital stock of Newpark consists of 20,000,000 shares of Common Stock, $.01 par value, of which 15,175,438 shares were issued and outstanding on March 24, 1997, and 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. Newpark's Board of Directors and stockholders have approved amendments to Newpark's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 80,000,000 and to effect a two-for-one split of the Common Stock, both to take effect on May 30, 1997.

          5.3 Newpark Subsidiaries. Each subsidiary of Newpark that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations (each a "Newpark Subsidiary" and collectively the "Newpark Subsidiaries), is duly organized and in good standing under the laws of the jurisdiction in which it was incorporated or organized, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Newpark Subsidiary is duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction where the character or location of the assets owned by it or the nature of the business transacted by it require such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

          5.4 Authority. The execution and delivery of this Agreement by Newpark and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Newpark. This Agreement has been duly executed and delivered to the Stockholders and no vote of the stockholders of Newpark or further corporate action is necessary on the part of Newpark to make this Agreement valid and binding upon Newpark in accordance with its terms, subject to the Bankruptcy Exception. The execution, delivery and performance of this Agreement by Newpark are not contrary to the Certificate of Incorporation or Bylaws of Newpark and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other contract or agreement to which Newpark is a party or by which Newpark is bound.

          5.5 Newpark Reports. Newpark has delivered to the Stockholders copies of Newpark's Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996 (as amended), Newpark's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Newpark's definitive Proxy Statement dated April 4, 1997, for its Annual Meeting of Stockholders held on May 14, 1997. All of said documents and all periodic reports filed by Newpark with the "Commission" (as defined in Section 18) after the date hereof are called the "Newpark Reports" herein. The Newpark Reports have been or will be duly and timely filed with the Commission and are or will be when filed in compliance with the Rules and Regulations. As of their respective dates, none of the Newpark Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.6 Newpark Financial Statements. The financial statements contained in the Newpark Reports (the "Newpark Financial Statements") filed on or before the date hereof have been prepared in accordance with the books and records of Newpark and its subsidiaries and in accordance with generally accepted accounting principles consistently applied during the periods indicated, all as more particularly set forth in such financial statements and the Notes thereto. Each of the balance sheets included in the Newpark Financial Statements presents fairly as of its date the consolidated financial condition and assets and liabilities of Newpark and its subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the Notes thereto), Newpark (including its subsidiaries) did not have, as of the dates of such balance sheets, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. The consolidated statements of earnings and stockholders' equity and consolidated statements of changes in financial position included in the Newpark Financial Statements present fairly the results of operations and changes in financial position of Newpark and its subsidiaries for the periods indicated.

          5.7 No Litigation. Except as disclosed in the Newpark Reports or omitted therefrom in accordance with the Rules and Regulations: (a) there are no actions, suits or proceedings (whether or not purportedly on behalf of Newpark or any Newpark Subsidiary) pending or, to the "knowledge of Newpark" (as defined in Section 18), threatened against or affecting Newpark or any Newpark Subsidiary, at law or in equity or before or by any

Government Body or before any arbitrator of any kind; and (b) to the best of the knowledge of Newpark, neither Newpark nor any Newpark Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, award of any court, arbitrator or Government Body.

          5.8 Newpark Benefit Plans. Newpark has made available to the Stockholders a true and complete copy of the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries, if applicable, for each Benefit Plan (as defined in Section 3.15.1, substituting "Newpark" for "the Companies") maintained by Newpark.

          5.9 Environmental Matters. Newpark and the Newpark Subsidiaries have complied in all material respects with all Hazardous Materials Laws applicable to their properties and business. Neither Newpark nor, to the best of Newpark's knowledge, any Newpark Subsidiary has received any complaint, order or similar notice that it is not in compliance with any Hazardous Materials Laws or that any Government Body is investigating its compliance with any Hazardous Materials Laws, except as disclosed in the Newpark Reports or omitted therefrom in accordance with the Rules and Regulations and except for routine inspections and investigations in connection with applications by Newpark and the Newpark Subsidiaries for additional permits or authorizations. Newpark has no knowledge of any material violation of any Hazardous Materials Laws on or about its properties or the properties of any Newpark Subsidiary.

          5.10 Absence of Certain Changes. Since December 31, 1996, there has not been any material adverse change in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole, which, in the aggregate, have a Material Adverse Effect.

          5.11 Consents. No authorizations, approvals or consents of any governmental department, commission, bureau, agency or other public body or authority are required for consummation by Newpark of the transactions contemplated by this Agreement, except such qualifications as may be required under state securities or Blue Sky laws relating to the Newpark Shares.

          5.12 No Material Misstatements or Omissions. No representation or warranty by Newpark in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements or facts contained therein not misleading.

     6.   Additional Obligations and Covenants of Newpark.

          Newpark hereby covenants and agrees with the Stockholders as follows (the fulfillment of each such covenant and agreement is a condition precedent to the Stockholders' obligations to consummate the Exchange):

          6.1 Efforts. Newpark agrees to use reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the Stockholders' obligations under this Agreement, to the extent that its action or inaction can control or influence the satisfaction of such conditions.

          6.2 Additional Information. Newpark will make available to each Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the Exchange and to obtain any additional information that Newpark is required to furnish under Regulation D of the Rules and Regulations.

          6.3 Issuance and Listing of Stock. Newpark has reserved for issuance, and, as and when required by the provisions of this Agreement, will issue the Newpark Shares, and the Newpark Shares, when so issued, will be validly issued, fully paid and nonassessable. Newpark will use its best efforts to list the Newpark Shares on the New York Stock Exchange.

          6.4 Exemption for Issuance of Newpark Shares. Newpark will use all reasonable efforts to qualify the issuance of the Newpark Shares in connection with the Exchange under Rule 506 of the Rules and Regulations and, if necessary, to qualify the issuance thereof pursuant to all applicable state securities or Blue Sky laws.

          6.5 Continuing Employees. Each employee of the Companies who continues immediately after the Closing Date as an employee of the Companies, Newpark, or any of its subsidiaries ("Continuing Employee") shall be treated under Newpark's compensation, benefit plans and employment policies and practices on a basis which Newpark deems no less favorable than an employee of Newpark who performs comparable duties and responsibilities for Newpark on an equally satisfactory basis. Each Continuing Employee shall receive service credit for all purposes (including, but not limited to, vesting, eligibility and benefit accrual) under Newpark's "Benefit Plans" (as defined in Section 3.15.1, substituting "Newpark" for "the Companies") and under any Benefit Plan adopted in the future for service completed with the Companies as if such service had been completed with Newpark except that (a) no such employee shall receive such past service credit under a future Benefit Plan except on the same basis that Newpark's employees also receive past service credit under such plan, and (b) no such past service credit will be provided under a plan if the Internal Revenue Service determines that such credit would adversely affect the tax qualified status of such plan under Section 401 of the Code.

          6.6 Stockholder Guarantees. Subject to consummation of the Exchange, Newpark agrees that, after the Closing Date, it will cause the Companies to discharge in accordance with its terms all indebtedness of the Companies as to which the Stockholders have executed personal guarantees, as disclosed in the Disclosure Letter.

     7.   Conditions to Each Party's Obligations.

          The respective obligations of each party to consummate the Exchange under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions except to the extent the parties may waive any of such conditions in writing:

          7.1 Securities Laws. All applicable Blue Sky and state securities laws shall have been complied with in connection with the issuance of the Newpark Shares, and no stop order suspending the qualification or registration of the Newpark Shares under the Blue Sky laws of any jurisdiction shall have been issued and no proceeding for that purpose shall have been initiated or shall be threatened by the authorities of any such jurisdiction.

          7.2 Government Body Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Government Body required in connection with the execution, delivery and performance of this Agreement or the operation of the business of the Company following the Closing Date shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect following the Closing Date.

          7.3 Injunction. At the Closing Date there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Exchange may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Government Body for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Government Body indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          7.4 Tax Opinion. The Stockholders and Newpark shall each have received a written opinion of Ervin, Cohen & Jessup LLP, in form reasonably satisfactory to the Stockholders and Newpark (the "Tax Opinion"), to the effect that (a) the Exchange will constitute a reorganization within the meaning of
Section 368(a)(1)(B) of the Code, (b) the exchange of the Target Shares for Newpark Shares will not give rise to gain or loss to the Stockholders, (c) the basis of Newpark Shares received in the Exchange by a Stockholder will be the same as the basis of such Stockholder in Target Shares which were exchanged for such Newpark Shares, and (d) the holding period for Newpark Shares received in the Exchange by a Stockholder will include the holding period of such Stockholder in Target Shares which were exchanged for such Newpark Shares. In connection with such tax opinion, Ervin, Cohen & Jessup LLP shall be entitled to make factual assumptions as are customary in similar tax opinions, and such factual assumptions shall be confirmed by certificates signed by the Stockholders and by responsible officers of the Companies and Newpark.

          7.5 Listing of Newpark Shares. The Newpark Shares shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

     8.   Conditions Precedent to Obligations of Newpark.

          The obligations of Newpark to consummate the Exchange and issue the Newpark Shares are subject to the satisfaction of each of the additional following conditions at or prior to the Closing, unless waived in writing by
Newpark:

          8.1 Investigation of the Companies. Newpark shall have made an investigation of the business, properties (tangible and intangible), products, customers, plants, contracts and financial condition of the Companies and shall have been satisfied with the results of such investigation. This condition shall be deemed satisfied unless Newpark notifies the Stockholders in writing within thirty (30) days of the date hereof that it is dissatisfied with the results of such investigation.

          8.2 Accuracy of Warranties and Representations. The representations and warranties of the Stockholders herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect, except as to transactions permitted herein or to which Newpark may have consented in writing and changes occurring in the ordinary course of business after the date of this Agreement and not materially adversely affecting the Companies, or their properties, prospects, or financial condition, as though such representations and warranties had been made on and as of the Closing Date, and the Stockholders shall have performed in all material respects all covenants required by this Agreement to be performed by them at or prior to the Closing.

          8.3 No Material Adverse Change. There shall have been no changes after the date of this Agreement in the results of operations, assets, liabilities, financial condition or affairs of the Companies which in their total effect have been materially adverse to the Companies.

          8.4 Stockholders' Certificate. The Stockholders shall have delivered to Newpark a certificate, dated the Closing Date, executed by each of the Stockholders, individually, stating that, to the best knowledge of each, (a) all the representations and warranties of the Stockholders contained in this Agreement are true and accurate, (b) all of the conditions precedent to the obli gations of Newpark hereunder have been fulfilled and (c) the Companies and the Stockholders have duly performed all obligations and covenants to be performed by them hereunder.

          8.5 Material Contracts. The Companies shall have received consents to assignment of all Material Contracts or written waivers of the provisions of any Material Contracts requiring the consents of third parties as set forth in the Disclosure Letter, except where the failure to have obtained any such consent or written waiver would not have a Material Adverse Effect following the Closing Date.

          8.6 Opinion of the Stockholders' Counsel. Newpark shall have received an opinion of Beyt & Beyt, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.6.

          8.7 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for Newpark, and there shall have been furnished to such counsel by the Stockholders certified copies of such corporate records of the Companies and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.   Conditions Precedent to Obligation of the Stockholders.

          The obligations of the Stockholders to consummate the Exchange are subject to the satisfaction of each of the following additional conditions at or prior to the Closing, unless waived in writing by the Stockholders:

          9.1 Accuracy of Warranties and Representations. The representations and warranties of Newpark contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Newpark shall have performed in all material respects all of the covenants required by this Agreement to be performed by it on or before the Closing.

          9.2 Authorization of Exchange. All corporate action necessary by Newpark to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          9.3 No Material Adverse Change. There shall have been no changes since December 31, 1996, in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole.

          9.4 Officers' Certificate of Newpark. Newpark shall have delivered to the Stockholders a certificate dated the Closing Date, signed by the President and Chief Financial Officer of Newpark and stating that, to the best knowledge of each, (a) all the representations and warranties of Newpark contained in this Agreement are true and accurate, (b) all of the conditions precedent to the obligations of the Stockholders hereunder have been fulfilled and (c) Newpark has duly performed all obligations and covenants to be performed by it hereunder.

          9.5 Opinion of Newpark's Counsel. The Stockholders shall have received an opinion of Ervin, Cohen & Jessup LLP, dated the Closing Date, substantially in the form attached hereto as Exhibit 9.5.

          9.6 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Stockholders, and there shall have been furnished to such counsel by Newpark certified copies of such corporate records of Newpark (including Board of Directors resolutions approving the Exchange Agreements) and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.  Closing.

          The closing ("Closing") of the transactions covered by this Agreement shall take place at 10:00 a.m., on May 29, 1997, at the offices of Newpark, 3850 North Causeway, Suite 1770, Metairie, LA 70002. If the conditions specified in this Agreement have not been fulfilled by that date, any party may postpone the Closing for the minimum reasonably necessary period or periods, in any event not exceeding an aggregate of 45 days, by written notice to the other parties. Any party exercising such right shall deliver written notice to the other parties specifying in reasonable detail the condition which has not been fulfilled, and the other parties will have the right to cure or correct the matter within the 45-day period. The term "Closing Date" herein shall mean the last date fixed by mutual agreement or otherwise under this Section.

     11.  Survival of Representations.

          Except as otherwise provided herein, all representations, warranties and indemnifications made by the Stockholders or Newpark under or in connection with this Agreement (including any representations and warranties set forth in the certificates delivered pursuant to Sections 8.4 and 9.4) shall survive the Closing until 24 months after the Closing Date. The representations and warranties of the Stockholders set forth in Paragraphs 3.11, 3.12, 3.15 and 3.29 shall survive until the expiration of the applicable statute of limitations. Neither party shall be entitled to recover against the other for any misrepresentation or breach of warranty except to the extent that written notice of any such claim has been delivered to the party against whom recovery is sought within the applicable period setting forth in reasonable detail and specifying the nature of the claim being asserted. The provisions of this Section and Section 13.3.3 apply only to claims arising under this Agreement and do not affect any other claims that any party may have at any time against any other party, including but not limited to claims that may arise under "Hazardous Material Laws" (as defined in Section 18).

     12.  Post-Closing Covenants.

          12.1 Cooperation and Assistance. Upon request, each of the parties hereto shall cooperate with the other to the extent reasonably requested, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Stockholders and Newpark which are based upon contracts, arrangements or acts of the Stockholders or the Companies or both which were in effect or occurred on or prior to the Closing.

          12.2 Access to Records. The Stockholders shall be entitled, after the Closing, upon reasonable notice and during the regular business hours of Newpark, to have access to and to make copies of the business records of the Companies which relate to periods prior to the Closing. Newpark shall retain such business records for a period of five (5) years following the Closing Date, after which time Newpark may destroy or otherwise dispose of such business records without the Stockholders' consent.

          12.3 Tax Matters.

               12.3.1 Control of Tax Proceedings. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for any period prior to the Closing Date Newpark shall promptly inform the Stockholders. The provisions of Section 13 shall apply to the defense of any such claim, assessment or dispute.

               12.3.2 Current Tax Returns. The Stockholders shall be responsible for the preparation and filing of all Tax Returns for all taxable periods that end or ended on or before the Closing Date. Newpark will make available to the Stockholders, without charge, the services of its personnel and the personnel of the Companies to assist the Stockholders in the preparation of such Tax Returns. Such Tax Returns shall be reasonably satisfactory to Newpark in form and substance. The Stockholders shall each pay their prorata portion of the Short Period Income Taxes.

               12.3.3 Refunds and Credits.  Subject to the provisions of Section
12.3.2 above, any refunds and credits of federal income Taxes paid by Contractors attributable to any taxable year ending on or before the Closing Date shall be for the account of Contractors, and any refunds and credits of federal income Taxes paid by the Stockholders with respect to International that is attributable to any taxable year ending on or before the Closing Date shall be for the account of the Stockholders; any refunds and credits of other Taxes attributable to any taxable year ending on or before the Closing Date for either Contractors or International shall be for the account of such Company; to the extent that any such refund of Taxes that is for the account of a Company exceeds the amount, if any, accrued on the books of such Company with respect to the period for which the refund is received, the Stockholders shall receive credit against any liability they may have under Section 13.

               12.3.4 Cooperation. Newpark and the Stockholders shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 12.3.4. Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party.

               12.3.5 Retention of Records. Newpark shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns, and (ii) give to the Stockholders reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement.

     13.  Indemnifications.

          13.1 Indemnification by the Stockholders. Subject to the provisions of Sections 11 and 13.3, the Stockholders, jointly and severally, hereby agree to indemnify, defend, protect and hold harmless Newpark against:

          (a) all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any and all breaches of warranty or representation made by them under or in connection with this Agreement; and

          (b) all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from the claims listed in Item 3.10 of the Disclosure Schedule, all claims for personal injury or workers' compensation benefits that were asserted against the Companies before the Closing Date and are not listed in the Disclosure Letter and all claims for personal injury or workers' compensation benefits that are asserted against the Company on or after the Closing Date for occurrences and conditions attributable to any period prior to the Closing Date, but only to the extent that such damages, losses, liabilities, costs and expenses paid after May 15, 1997, exceed $200,000.

Such indemnification shall be solely the responsibility of the Stockholders, and they shall not have any right to recover any portion of their liability from the Companies, whether by right of indemnification, contribution or otherwise.

          13.2 Indemnification by Newpark. Subject to the provisions of Sections 11 and 13.3, Newpark hereby agrees to indemnify, defend, protect and hold harmless the Stockholders against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach of any warranty or representation made by Newpark under or in connection with this Agreement. The rights to such indemnification shall accrue solely to the Stockholders, and the Companies shall have no interest therein.

          13.3 Indemnification Procedures and Limitations. The following provisions shall apply to all indemnification and hold harmless provisions of this Agreement:

               13.3.1 No party shall be required to indemnify another pursuant hereto unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all material relevant information. The Indemnitor shall have the right to defend any such claim at its expense, with counsel of its choosing, and the Indemnitee shall have the right, at its expense, using counsel of its choosing, to join in the defense of any such claim. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense in whole or in part to any claim by the Indemnitee against the Indemnitor except to the extent that such failure by the Indemnitee shall result in a material prejudice to the Indemnitor.

               13.3.2 Except as hereinafter provided, neither party shall settle or compromise any such claim unless it shall first obtain the written consent of the other, which shall not be unreasonably withheld. The foregoing notwithstanding, if suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend the same, the Indemnitee shall have the right to defend the claim (without limiting the right of the Indemnitor to participate in the defense) and to charge the Indemnitor with the reasonable cost of any such defense, including reasonable attorneys' fees, and the Indemnitee shall have the right, after notifying but without consulting the Indemnitor, to settle or compromise such claim on any terms reasonably approved by the Indemnitee.

               13.3.3 Neither Newpark nor the Stockholders shall have any liability for breach of warranty or representation hereunder except to the extent that the amount of all valid claims for breach of warranty or representation against it or them hereunder exceeds an aggregate of $50,000. This $50,000 floor does not apply to the Stockholders' liability under Paragraph 13.1(b). In no event shall the liability of any of the Stockholders for any breach of warranty or representation hereunder exceed the value of the Newpark Shares for which his Target Shares are exchanged in the Exchange, for which purpose they shall be valued at their Closing Value. To the fullest extent permitted by law, Stockholders shall satisfy their liability hereunder by delivering to Newpark some or all of such Newpark Shares, valued at their Closing Value, and Newpark shall satisfy its liability by issuing additional Newpark Shares valued at their Closing Value. Nothing contained herein shall relieve any of the Stockholders or Newpark of any liability he or it may have for any intentional breach of representation or warranty.

               13.3.4 In determining the amount of any damage, loss, liability, cost or expense suffered by Newpark which gives rise to liability of the Stockholders hereunder, there shall be taken into account the amount of any Tax benefits actually realized by Newpark and its subsidiaries attributable to such damage, loss, liability, cost or expense or derived therefrom in the same or any past or subsequent taxable period, also taking into account the Tax treatment of the receipt by Newpark of any payment from the Stockholders.

          13.4 Dispute Resolution; Arbitration.

               13.4.1 The parties desire to finally resolve any and all issues and disputes arising out of or related to this Agreement or its alleged breach as promptly as practicable. Newpark and the Stockholders shall first attempt diligently to resolve any such issue or dispute. They may, if they desire, attempt to mediate the dispute and shall, if they choose, do so in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated. Any dispute arising out of or related to this Agreement or its alleged breach that cannot be resolved by mutual agreement (including mutually agreed mediation) shall be resolved exclusively by final and binding arbitration, conducted as expeditiously as possible in the City of Lafayette, Louisiana, in accordance with the provisions of this Agreement and, to the extent not inconsistent with such provisions, the Commercial Arbitration Rules of the American Arbitration Association. To the extent lawful, the arbitrators, in their discretion, may shorten any time periods or notice periods specified by law, in the interest of timely completing arbitration and issuing their award.

               13.4.2 The Stockholders, as one party, or Newpark may initiate arbitration of a dispute by giving the other party written notice of arbitration, which shall specify with reasonable detail (a) the issue in dispute, (b) the claims asserted and (c) the remedy sought by the party invoking arbitration. The arbitration shall be conducted before a single neutral arbitrator if the parties are able to agree on one arbitrator. If they are unable so to agree and do not agree otherwise, arbitration shall be conducted by a panel of three neutral arbitrators. None of the arbitrators shall be affiliated in any way with either of the parties or have any direct or indirect financial interest in the outcome of the arbitration. If the parties fail to reach agreement upon a single arbitrator within 5 business days following receipt by one party of the other party's notice of arbitration, the initiating party shall submit in writing to the other party the name of a neutral arbitrator selected by the initiating party. Within 5 business days after such name is submitted, the other party shall submit to the initiating party in writing the name of a neutral arbitrator selected by such other party and may submit an answering statement. Within 10 days after appointment of the second arbitrator, the two arbitrators appointed by the parties shall select a third neutral arbitrator; the three arbitrators so selected shall finally resolve the dispute. If the two arbitrators appointed by the parties fail before the end of said 10 day period to agree on a third arbitrator, the 15th Judicial District Court, Parish of Lafayette, State of Louisiana, shall, upon the filing of a petition by any of the parties hereto select the third arbitrator from a list of five individuals obtained by the Court from the New Orleans office of the American Arbitration Association. If the non-initiating party shall fail to appoint an arbitrator within 10 days after the name of the arbitrator selected by the initiating party is submitted, the arbitrator appointed by the initiating party shall be empowered to proceed to arbitrate and determine the matter in controversy as the sole arbitrator. All references to "the arbitrators" in the following Sections shall be deemed to refer to the sole arbitrator, if there is only one arbitrator. The arbitrators shall, at the earliest possible date, set dates for a hearing and establish any pre-hearing conferences or procedural schedules that the arbitrators deem appropriate. The arbitrators may authorize depositions and issue subpoenas and make other decisions provided for in Section 13.4.3 below. All decisions of the arbitrators shall be by a majority of the arbitrators, unless the parties agree otherwise.

               13.4.3 It is the mutual intention of the parties that discovery, if any, shall be limited in nature and scope and, to the extent possible, shall be handled informally and by agreement. Any dispute regarding discovery shall be submitted promptly to the arbitrators and shall be resolved by them. If necessary, any decision of the arbitrators respecting discovery may be enforced by any court of competent jurisdiction in the same manner as a final award under this Section, including an order for specific performance.

               13.4.4 The arbitrators shall diligently, expeditiously and in good faith decide the matter under consideration in accordance with the laws of the State of Louisiana, excluding its choice of law rules. If there is only one arbitrator, his decision shall be final, conclusive and binding on all parties; if there are three arbitrators, the agreed decision of any two of them shall be final, conclusive and binding on all parties. The arbitrators shall prepare an award in writing which reflects the final decision of the arbitrators and a copy of such award shall be delivered to each party to the arbitration. Judicial confirmation of the decision of the arbitrators shall be sought only in the 15th Judicial District Court, Parish of Lafayette, State of Louisiana.

               13.4.5 The arbitrators' compensation shall be agreed upon by the parties and the arbitrators. The terms of compensation for each of the arbitrators shall be identical. The parties shall share equally the cost of the arbitration proceedings, including the fees and expenses of the arbitrators and the cost of the stenographic record, provided that the arbitrators shall have discretion to charge such costs to the parties in such different proportions as they determine to be appropriate.

               13.4.6 If any other provision of this Agreement should be or become invalid or unenforceable by force of law, the provisions of this Section
13.4 shall not be affected but shall remain in full force and effect. Any obligation to arbitrate which is established by this

Section shall remain in full force and effect. Any obligation to arbitrate which is established by this Section shall not be extinguished upon the termination or expiration of this Agreement but shall survive that event.

     14.  Destruction of Assets.

          All risk of loss with respect to the assets and business of the Companies shall be borne by the Stockholders until the Closing to the extent set forth in this Section 14. If on the Closing Date any assets of the Companies shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Companies (whether or not similar to the foregoing) to an extent which materially affects the value to Newpark of the Target Shares, Newpark shall have the right at its election to complete the acquisition (in which event, as Newpark's sole and exclusive remedy with respect to the consequences of such loss or damage, all claims of the Companies with respect to such loss or damage and all insurance proceeds arising therefrom shall be for the account of the Companies), or, if it does not so elect, it shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement. In the latter event, all parties shall be released from liability hereunder.

     15.  Termination.

          In addition to any party's right to terminate this Agreement if any condition precedent to its obligations is not satisfied on the Closing Date, subject to the provisions of this Agreement relating to the postponement of the Closing Date, either Newpark or the Stockholders may forthwith terminate this
Agreement: (a) subject to clause (b) below, without liability to the other of them if a bona fide action or proceeding (by and at the sole instance of a party or parties not an Affiliate or Affiliates of Newpark or the Stockholders) shall be pending against either party on the Closing Date wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement; or (b) without prejudice to other rights and remedies which either party may have, if a material default shall be made by the other of them in the observance or in the due and timely performance of its covenants and agreements herein contained, or if there shall have been a material breach of the warranties and representations herein contained.

     16.  Notices.

          Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, 48 hours after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 16 by giving notice of such change to the other party in the manner which is provided in this Section 16.

Stockholders:                 Mr. Mark L. Phillips
                              Mr. Jerry L. Miller
                              Mr. James A. Miller
                              c/o Supreme Contractors, Inc.
                              110 Emerald Drive
                              Lafayette, LA 70506
                              Facsimile No.: (318) 233-7789

                              With a copy to:

                              Raymond Beyt, Esq.
                              Beyt & Beyt, a Professional Corporation
                              700 E. University Avenue
                              Lafayette, LA 70505
                              Facsimile No.: (318) 233-6773

Newpark:                      c/o Newpark Resources, Inc.
                              3850 North Causeway, Suite 1770
                              Metairie, LA 70002
                              Attention:  Secretary
                              Facsimile No.:  (504) 833-9506

                              With a copy to:

                              Bertram K. Massing, Esq.
                              Ervin, Cohen & Jessup LLP
                              9401 Wilshire Boulevard, 9th Floor
                              Beverly Hills, CA  90212
                              Facsimile No.:  (310) 859-2325

     17.  Assignment.

          Rights hereunder shall not be assignable and duties hereunder shall not be delegable by the Stockholders or Newpark without the prior written consent of the other; consent may be withheld for any reason or without reason. Nothing contained in or implied from this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

     18.  Certain Definitions.

          As used herein, the following terms (whether used in the singular or the plural) have the following meanings:

          "Affiliate" or "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, without limiting the generality of the foregoing, includes (a) any director or officer of such Person or of any Affiliate of such Person, (b) any such director's or officer's Family Members, (c) any group, acting in concert, of one or more of such directors, officers or Family Members, and (d) any Person controlled by any such director, officer, Family Member or group which beneficially owns or holds 25% or more of any class of equity securities or profits interest. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

          "Bankruptcy Exception" means the limitation on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law.

          "Closing Value" means the average of the closing prices of Newpark's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the five trading days ending three trading days prior to the Closing Date.

          "Commission" means the U.S. Securities and Exchange Commission.

          "Family Member" means, in the case of a Person who is an individual, any parent, spouse or lineal descendant (including legally adopted descendants) of such Person, or the spouse of any such descendant.

          "Government Body" means any domestic or foreign federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Hazardous Material Laws" means any and all federal, state and local laws in effect at or before the Closing Date that relate to or impose liability or standards of conduct concerning the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.), the Hazardous Materials Transportation Act (42 U.S.C. (S) 1802, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act (14 U.S.C.
(S) 2601, et seq.), the Clean Air Act (42 U.S.C., (S) 7901 et seq.), the National Environmental Policy Act (42 U.S.C. (S) 4231, et seq.), the Refuse Act (33 U.S.C. (S) 407, et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300(f), et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

          "Hazardous Materials," means any flammable explosives, radioactive materials, asbestos, compounds known as polychlorinated byphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws.

          "Knowledge of the Stockholders" (and similar terms such as "to the best of the knowledge of the Stockholders") means the actual knowledge of the Stockholders or any other executive officer of the Companies.

          "Knowledge of Newpark" (and similar terms such as "to the best of the knowledge of Newpark") means the actual knowledge of any executive officer of Newpark.

          "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of the entity referred to (i.e., the Companies or Newpark) and its subsidiaries (i.e., the Newpark Subsidiaries), taken as a whole.

          "Permitted Lien(s)" means (a) all liens and encumbrances disclosed in the Disclosure Letter, (b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Companies' Financial Statements, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current taxes not delinquent, for which adequate reserves or other appropriate provisions have been made in the Companies' Financial Statements.

          "Person" or "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Body.

          "Rules and Regulations" means the rules and regulations adopted by the Commission under the Securities Act and the Exchange Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Government Body responsible for the imposition of any such tax.

          "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

     19.  Applicable Law; Jurisdiction.

          The provisions of this Agreement and all rights and obligations hereunder and under all documents, instruments and agreements executed under or in connection with this Agreement shall be governed and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made and to be wholly performed within said State.

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

     20.  Remedies Not Exclusive.

          Except as provided in Section 14, (a) no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, (b) each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, or otherwise and (c) the election of any one or more remedies by either party hereto shall not constitute a waiver of the right to pursue other available remedies.

     21.  Attorneys' Fees.

          In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     22. Payment of Expenses. Whether or not the Exchange is consummated, Newpark will pay and be responsible for all costs and expenses incurred by Newpark in connection with this Agreement and the transactions contemplated hereby, and the Stockholders will pay and be responsible for all costs and expenses incurred by the Companies and the Stockholders in connection with this Agreement and the transactions contemplated hereby.

     23.  Successors and Assigns.

          All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives and permitted successors and assigns.

     24.  Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     25.  Headings; Severability.

          Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. The provisions of this Agreement are severable, and, if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

     26.  Amendments.

          No provision or term of this Agreement or any agreement contemplated herein between the parties hereto may be supplemented, amended, modified, waived or terminated except in a writing duly executed by the party to be charged.

     27.  Waivers.

          At any time prior to the Closing Date, the parties hereto, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts or any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     28.  Entire Agreement.

          The Disclosure Letter and all schedules, exhibits and financial statements provided for herein are a part of this Agreement. This Agreement and the other agreements and documents provided for in this Agreement comprise the entire agreement of the parties and supersede all earlier understandings of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


NEWPARK:                              STOCKHOLDERS:

NEWPARK RESOURCES, INC.


By: /s/ James D. Cole                 /s/ Mark L. Phillips
    ------------------------------    ------------------------------
    Name:  James D. Cole              Mark L. Phillips
    Title: President and Chief
           Financial Officer
                                      /s/ Jerry L. Miller
                                      ------------------------------
                                      Jerry L. Miller


                                      /s/ James A. Miller
                                      -------------------------------
                                      James A. Miller

                                       34